Exhibit 3.1.1

RESTATED CERTIFICATE OF INCORPORATION

OF

PAETEC CORP.

It is hereby certified that:

1. The name of the corporation is PaeTec Corp.

2. The name under which the corporation was originally incorporated is PaeTec Communications, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 19, 1998.

3. This Restated Certificate of Incorporation amends, restates and integrates the Restated Certificate of Incorporation of the corporation as heretofore amended, supplemented and restated to read in its entirety as follows:

ARTICLE I.

NAME

The name of the corporation (hereinafter referred to as the “Corporation”) is PaeTec Corp.

ARTICLE II.

REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III.

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as it may be amended from time to time (the “General Corporation Law of Delaware”).

ARTICLE IV.

CAPITAL STOCK

Section 1. Authorized Capital Stock.

The total number of shares of all capital stock that the Corporation shall have the authority to issue is eighty-two million seven hundred thousand (82,700,000) shares, which shall be divided into three classes as follows:

(i) seventy-five million (75,000,000) shares of Class A Common Stock, par value $.01 per share (the “Class A Common”);

(ii) seven million, five hundred thousand (7,500,000) shares of Class B Common Stock, par value $.01 per share (the “Class B Common”); and

(iii) two hundred thousand (200,000) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

Section 2. Preferred Stock.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to fix by resolution the designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, such provisions as may be desired concerning the dividend rights, the dividend rate, conversion rate, conversion rights, voting rights, rights in terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences and such other subjects or matters as may be fixed by resolution of the Board of Directors under the General Corporation Law of Delaware; and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares of any such series then outstanding). Except as otherwise set forth in this Restated Certificate of Incorporation (the “Certificate of Incorporation”), in the event that the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. All Preferred Stock of the same series shall be identical in all respects, except for the dates from which dividends, if any, shall be cumulative.

Section 3. Series A Convertible Preferred Stock.

The first series of the Preferred Stock shall consist of one hundred thirty-four thousand (134,000) shares and shall be designated “Series A Convertible

Preferred Stock.” The powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series (hereinafter referred to as the “Series A Preferred”) shall be as set forth in Article VI.

ARTICLE V.

COMMON STOCK

Section 1. Rights Generally.

Except as provided herein, all shares of Class A Common and Class B Common (together, the “Common Stock”) shall be identical and entitle the holders thereof to the same rights and privileges.

Section 2. Dividends and Stock Splits.

Whenever dividends upon Preferred Stock at the time outstanding, to the extent of any preference to which such stock is entitled, shall have been paid in full, or declared and set apart for payment, for all current and, if such Preferred Stock shall have cumulative rights, all past dividend periods, and after the provisions for any sinking or purchase fund or funds for any series of Preferred Stock shall have been complied with, the Board of Directors may declare and pay dividends on the Common Stock, payable in cash, Common Stock or otherwise, and, except as provided in Article VI with respect to the Series A Preferred or pursuant to the certificate of designation for any other series of Preferred Stock, the holders of shares of Preferred Stock shall not be entitled to share therein; provided that, if dividends are declared on the Common Stock which are payable in shares of Common Stock, dividends shall be declared which are payable at the same rate on both classes of Common Stock, with dividends payable in shares of Class A Common payable to holders of shares of Class A Common and dividends payable in shares of Class B Common payable to holders of shares of Class B Common; and provided further, that no dividends payable in shares of Class A Common or Class B Common shall be declared unless an adequate number of authorized but unissued shares of Class A Common or Class B Common, as applicable, is available as of the date of such declaration. No split of the Class A Common may occur unless the Class B Common are split in the same manner, and no split of the Class B Common may occur unless the Class A Common are split in the same manner.

Section 3. Liquidation.

In the event of any liquidation, dissolution or winding up of the Corporation or upon the distribution of assets of the Corporation, all assets and funds of the Corporation remaining, after the payment to the holders of Preferred Stock of the full preferential amounts to which they shall be entitled pursuant to Article VI with respect to the Series A Preferred or pursuant to the certificate of designation for any other series of Preferred Stock, shall be divided and distributed among the holders of the Common Stock ratably.

Section 4. Voting.

Except as provided for in this Certificate of Incorporation or as otherwise required by law, the holders of Class A Common shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation and the holders of Class B Common shall be entitled to 20 votes per share on all matters to be voted on by the stockholders of the Corporation. Except as otherwise provided by law and as otherwise provided in Article VIII with respect to the election of the Class B Directors (as defined in Article VIII) or in the certificate of designation for any series of Preferred Stock, the holders of Class A Common and the holders of Class B Common shall vote as a single class on all matters that are submitted to the stockholders for a vote.

Section 5. Conversion.

5A. Mandatory Conversion.

(i) Upon the sale, distribution or disposition of any or all of the shares of Class B Common held by any of the initial holders thereof as set forth in the Corporation’s stock transfer records (the “Initial Holders”) or any Permitted Transferee (as defined in paragraph 5D) to any party other than to, between or among the Initial Holders or any Permitted Transferees, each share so sold, distributed or disposed of shall immediately be converted into one fully paid and nonassessable share of Class A Common.

(ii) Each share of Class B Common shall immediately be converted into one fully paid and nonassessable share of Class A Common at such time as (a) Arunas A. Chesonis (“Mr. Chesonis”) shall cease to serve as at least one of the Chairman of the Board or Chief Executive Officer of the Corporation or (b) Mr. Chesonis shall cease to have the power, whether by ownership, proxy or otherwise, to vote shares of Class B Common representing a majority of the total voting power represented by all shares of Class B Common then outstanding, or shall cease to exercise such power personally and without delegation to any other person. Upon the termination of employment of any Officer (as defined below) with the Corporation and each subsidiary thereof that has employed such Officer, each share of Class B Common held by such Officer and such Officer’s Permitted Transferees shall immediately be converted into one fully paid and nonassessable share of Class

A Common unless, at the date of such termination of employment (the “Termination Date”), (a) Mr. Chesonis shall be the Chairman of the Board or Chief Executive Officer of the Corporation, (b) Mr. Chesonis shall be the beneficial owner of shares of Class B Common and (c) Mr. Chesonis shall have the power pursuant to a proxy granted by such Officer and such Officer’s Permitted Transferees, if any, to vote the Class B Common held by such Officer or such Officer’s Permitted Transferees as of the Termination Date on all matters on which the Class B Common is entitled to vote, and shall personally exercise such power and not delegate the exercise thereof to any other person. If, subsequent to the Termination Date, any condition specified in clause (a), (b) or (c) in the preceding sentence shall cease to be in effect, each share of Class B Common held by such Officer and such Officer’s Permitted Transferees, if any, shall immediately be converted into one fully paid and nonassessable share of Class A Common. Any conversion event specified in this subparagraph (ii) shall be deemed to constitute a “transfer,” and such Officer, such Officer’s Permitted Transferees and any other holder of Class B Common shall be deemed to be a “transferor,” for purposes of subparagraph (iii) below. For purposes of this subparagraph (ii), “Officer” shall mean each of the following persons: Bradford M. Bono, Richard E. Ottalagana, Joseph D. Ambersley, Richard J. Padulo, Timothy J. Bancroft, Katherine A. Chapman, John Baron, Daniel J. Venuti and Edward J. Butler, Jr.

(iii) Each conversion of a share of Class B Common into one fully paid and nonassessable share of Class A Common pursuant to subparagraph (i) or (ii) above (a “Mandatory Conversion”) shall be carried out as set forth in this subparagraph (iii). Concurrently with the occurrence of a transfer giving rise to a Mandatory Conversion, the transferor shall surrender for conversion into Class A Common the certificate or certificates representing the Class B Common shares transferred at the principal office of the Corporation at any time during normal business hours, together with a written notice stating that such transferor has transferred the shares, or a stated number of the shares, of Class B Common represented by such certificate or certificates to a transferee other than an Initial Holder or a Permitted Transferee. In the event of a Mandatory Conversion pursuant to subparagraph (ii) above, the Officer referred to therein, any Permitted Transferees of such Officer and any other holder of Class B Common shall be deemed to be the “transferee” for purposes of this subparagraph (iii). Such notice shall also state the name or names (with addresses) of the transferee of such shares, which shall also be the name in which the shares of Class A Common will be issued. Regardless of when the surrender of certificates representing the transferred shares of Class B Common and the accompanying notice are received by the Corporation, the Mandatory Conversion shall be deemed to have been effected on and as of the date of such transfer of the shares of Class B Common, and at such time the rights of the transferor of the converted shares of Class B Common as a holder of such shares shall cease and the person or persons in whose name or names the certificate or certificates for such shares of Class A Common are to be issued shall be deemed to have become the holder or holders of record of the shares of Class A Common represented thereby.

5B. Elective Conversion.

(i) At the election of any Initial Holder, or a Permitted Transferee then holding shares of Class B Common, each share of Class B Common shall be convertible at any time into one fully paid and nonassessable share of Class A Common (an “Elective Conversion”).

(ii) Each such Elective Conversion of shares of Class B Common into shares of Class A Common shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice stating that such holder desires to convert the shares, or a stated number of the shares, of Class B Common represented by such certificate or certificates into shares of Class A Common. Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for such Class A Common are to be issued. Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted shares of Class B Common as such holder shall cease and the person or persons in whose name or names the certificate or certificates of such shares of Class A Common are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common represented thereby.

5C. Other Requirements.

(i) The Corporation will not close its books against the transfer of shares of Class A Common in any manner which would interfere with the timely conversion of any shares of Class B Common.

(ii) The Corporation shall at all times reserve from its authorized Class A Common a sufficient number of shares to provide for conversion of all Class B Common from time to time outstanding.

(iii) Following its conversion to Class A Common, a share of Class B Common may not be reissued by the Corporation.

(iv) The Corporation shall note on the certificates for shares of Class B Common that there are restrictions on transfer imposed by paragraphs 5A and 5B.

5D. Definition of Permitted Transferee. As used in this Article V, “Permitted Transferee” means any of the following:

(i) In the case of any Initial Holder who is a natural person or any Permitted Transferee who is a natural person:

(A) any spouse or lineal descendant of such stockholder (the stockholder and such spouse and lineal descendants are herein collectively referred to as “Class B Holder’s Family Members”);

(B) the trustee of a trust (including a voting trust) principally for the benefit of such stockholder and/or one or more of his, her or its Permitted Transferees, provided that such trust may also grant a general or special power of appointment to one or more of such Class B Holder’s Family Members and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estates of one or more of such Class B Holder’s Family Members payable by reason of the death of any of such Class B Holder’s Family Members;

(C) a corporation, if a majority of all of the outstanding capital stock of such corporation which is entitled to vote for the election of directors is owned by the holder of the Class B Common in question or his, her or its Permitted Transferees, provided that if by reason of any change in the ownership of such stock, such corporation would no longer qualify as a Permitted Transferee, all shares of Class B Common then held by such corporation shall, at the moment of such change, be subject to a Mandatory Conversion;

(D) a partnership, if a majority of the general partnership interests and, if such partnership is a limited partnership, a majority of limited partnership interests in the partnership are owned by the holder of the Class B Common in question or his, her or its Permitted Transferees determined under this subparagraph (i), provided that if by reason of any change in the ownership of such partnership interests, such partnership would no longer qualify as a Permitted Transferee, all shares of Class B Common then held by such partnership shall, at the moment of such change, be subject to a Mandatory Conversion;

(E) a limited liability company, if a majority of all of the member interests, including a majority of all of the interests of the managing members, in the company are owned by the holder of the Class B Common in question or his, her or its Permitted Transferees determined under this subparagraph (i), provided that if by reason of any change in the ownership of such member interests, such company would no longer qualify as a Permitted Transferee, all shares of Class B Common then held by such company shall, at the moment of such change, be subject to a Mandatory Conversion; and

(F) the estate of such stockholder.

(ii) In the case of a holder of shares of Class B Common holding such shares as trustee pursuant to a trust, Permitted Transferee means (a) any person transferring shares of Class B Common to such trust and (b) any Permitted Transferee of any such person determined pursuant to subparagraph (i) above.

(iii) In the case of a holder of Class B Common which is a limited partnership that acquired record and beneficial ownership of the shares of Class B Common in question upon its initial issuance by the Corporation, Permitted Transferee means (a) any general partner of such partnership as of the date of the initial issuance of the shares of Class B Common, and (b) any Permitted Transferee of any such person determined under subparagraph (i) above.

(iv) In the case of the holder of Class B Common which is a corporation, partnership or limited liability company (other than a limited partnership described in subparagraph (iii) above) holding record and beneficial ownership of the shares of Class B Common in question, Permitted Transferee means (a) any person transferring such shares of Class B Common to such corporation, partnership or company and (b) any Permitted Transferee of any such person determined under subparagraph (i) above.

(v) In the case of a holder of Class B Common which is the estate of a deceased stockholder, or which is the estate of a bankrupt or insolvent stockholder, which holds record and beneficial ownership of the shares of Class B Common in question, Permitted Transferee means a Permitted Transferee of such deceased, bankrupt or insolvent stockholder as determined pursuant to subparagraph (i), (ii), (iii) or (iv) above, as the case may be.

5E. Relationships. For purposes of paragraph 5D:

(i) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

(ii) Each joint owner of a share of Class B Common shall be considered a stockholder.

(iii) Unless otherwise specified, the term “person” means both natural persons and legal entities.

5F. Successors. Without derogating from the effect of a change in ownership described in paragraph 5D, each reference to a corporation shall include any successor corporation or other entity resulting from a merger, consolidation or other corporate reorganization or similar event, each reference to a partnership shall include any successor partnership or other entity resulting from the death or withdrawal of a partner or a merger, consolidation or similar event, and each reference to a limited liability company shall include any successor limited liability company or other entity resulting from the death or withdrawal of a member or a merger, consolidation or similar event.

5G. Restatement and Amendment. No restatement or amendment may be made to this Certificate of Incorporation that adversely affects the specified rights of the holders of Class B Common (including, but not limited to, the conversion rights, voting rights, and rights with respect to the election of directors and classification of directors) or to authorize any additional shares of capital stock other than the capital stock authorized herein, without the affirmative vote of the holders of a majority of the issued and outstanding shares of Class B Common.

ARTICLE VI.

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Dividends.

1A. General Obligation. Commencing on February 4, 2001, when and as declared by the Board of Directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends to the holders of the Series A Preferred as provided in this Section 1. Except as otherwise provided herein, dividends on each share of the Series A Preferred (a “Share”) shall accrue on a daily basis at the rate of 8% per annum on the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including February 4, 2001 to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such Share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends and such dividends shall be cumulative such that, except as otherwise provided herein or in the Purchase Agreement, all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. To the extent not paid on February 4, of each year, beginning February 4, 2002 (each, a “Dividend Reference Date”), all dividends which have accrued on each Share outstanding during the twelve-month period ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

1B. Participating Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series A Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred if all of the outstanding Series A Preferred had been converted immediately prior to the record date for such dividends, or if no record date for such dividends is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Section 2. Liquidation.

Upon any Liquidation, each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder (plus all accrued but unpaid dividends thereon) and (ii) the aggregate amount which the Corporation would be required to distribute to the holder with respect to the shares of Common Stock into which such Shares are convertible (assuming conversion of all outstanding Series A Preferred ) immediately prior to the record date for such distributions, or if no record date for such distribution is fixed, the date as of which the holders of Common Stock entitled to such distribution are determined; and the holders of the Series A Preferred shall not be entitled to any further payment. If upon any such Liquidation, the Corporation’s assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets and funds legally available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate amount which such holders are entitled to be paid pursuant to the immediately preceding sentence. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation to each record holder of Series A Preferred, setting forth in reasonable detail the amount of assets and funds to be paid with respect to each Share and each share of Common Stock in connection with such Liquidation. Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a Liquidation within the meaning of this Section 2.

Section 3. Priority of Series A Preferred on Dividends and Redemptions.

So long as any Series A Preferred remains outstanding, without the prior written consent of the holders of a majority of the then outstanding shares of Series A Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, except for (i) dividends payable in shares of Common Stock issued upon the outstanding shares of Common Stock, (ii) repurchases of the Company’s securities pursuant to the terms of Section 6 of the Purchase Agreement, and (iii) any such redemption, purchase, acquisition, dividend or distribution effected in accordance with the provisions of the Purchase Agreement.

Section 4. Redemptions.

4A. Scheduled Redemption. On February 4, 2010 (the “Scheduled Redemption Date”), the Corporation shall redeem in cash all outstanding Shares at a price per Share equal to the Liquidation Value thereof (plus accrued but unpaid dividends thereon).

4B. Fundamental Change Redemptions.

If at any time a Fundamental Change is proposed to occur (whether or not a previous Fundamental Change has occurred), the Corporation shall give to each holder of Shares (i) written notice of such proposed Fundamental Change describing in reasonable detail the material terms and date of consummation thereof not more than 60 days nor less than 30 days prior to the consummation of such Fundamental Change, and (ii) prompt written notice of any material change in the terms or proposed date of consummation of such Fundamental Change. Any holder of Series A Preferred then outstanding, may elect to require the Corporation to redeem in cash all or any portion of the Shares owned by such holder at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon as of the Redemption Date) by giving written notice to the Corporation of such election (an “Optional Redemption Election”) within 15 Business Days after receipt of the foregoing notice from the Corporation. The Corporation shall give prompt written notice of its receipt of any Optional Redemption Election to all other holders of Shares.

Upon its receipt of any Optional Redemption Election from a holder of Shares, the Corporation shall be obligated to redeem in cash the aggregate number of Shares specified by such holder for redemption in such Optional Redemption Election the earlier of (i) 30 days after receipt by the Corporation of an Optional Redemption Election and (ii) the date of consummation of the proposed Fundamental Change. If any proposed Fundamental Change does not occur, all Optional Redemption Elections received by the Corporation in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the proposed date of consummation of such Fundamental Change from the terms or date set forth in the Corporation’s notice, any holder of Shares may rescind such holder’s Optional Redemption Election by delivering written notice thereof to the Corporation at least five Business Days prior to the consummation of such Fundamental Change.

Redemptions made pursuant to this paragraph 4B shall not relieve the Corporation of its obligation to redeem all remaining outstanding Shares on the Scheduled Redemption Date pursuant to paragraph 4A.

The term “Fundamental Change” means (i) a Change of Control; (ii) any sale or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of transactions; or (iii) any merger or consolidation to which the Corporation is a party, except for a merger in which (x) the Corporation is the surviving corporation, (y) the terms of the Series A Preferred are not changed and the Series A Preferred is not exchanged for cash, securities or other property, and (z) a Change of Control does not occur.

4C. Redemption Payments. For each Share which is to be redeemed under this Section 4, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value of such Share (plus all accrued but unpaid dividends thereon). If the funds of the Corporation legally available for the redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such Redemption Date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of the Shares held by such holders (plus all accrued but unpaid dividends thereon), and the remaining Shares shall remain outstanding. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

4D. Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Series A Preferred under this Section 4 to each record holder thereof not more than 60 nor less than 15 days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five Business Days after surrender of the certificate representing the redeemed Shares.

4E. Determination of the Number of Each Holder’s Shares to be Redeemed. Except as otherwise provided herein, the number of Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

4F. Other Redemptions or Acquisitions. The Corporation may, and may permit any Subsidiary to, redeem or otherwise acquire any Shares pursuant to an agreement with a holder of such Shares that has been approved by the Board of Directors and the holders of a majority of the Shares then outstanding.

4G. Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the Redemption Date with respect to such Share.

4H. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be retired. All such Shares upon their retirement shall become authorized but unissued shares of preferred stock of the Corporation and shall not be reissued, sold or transferred as shares of Series A Preferred.

Section 5. Voting Rights.

5A. Election of Directors Prior to Public Offering. Prior to the consummation of a Public Offering, until such date as the holders of the Series A Preferred on the date of its initial issuance and the Permitted Transferees of such holders beneficially own in the aggregate (i) Series A Preferred and (ii) shares of Common Stock received upon a conversion of the Series A Preferred in accordance with Section 6, which together represent less than one-third of the aggregate number of shares of Common Stock issuable upon conversion of all of the Series A Preferred acquired by the holders of the Series A Preferred on the date of its initial issuance, the holders of Series A Preferred, in any election of directors of the Corporation, voting separately as a single class to the exclusion of all other series or classes of the Corporation’s capital stock and with each Share entitled to one vote, shall be entitled to elect one-third (and in no event less than two members) of the directors to serve on the Board of Directors. Subject to and in accordance with the first sentence of this paragraph 5A, the holders of the Series A Preferred shall be entitled to elect two directors if the Board of Directors has eight or fewer members; three directors if the Board of Directors has between nine and eleven members; four directors if the Board of Directors has between twelve and fourteen members; five directors if the Board of Directors has fifteen members; and one additional director for each two additional other members above fifteen elected to the Board of Directors.

5B. Election of Directors After a Public Offering. After the consummation of a Public Offering, and so long as any Series A Preferred remains outstanding, the MDCP Group Stockholders and their Permitted Transferees and the Blackstone Group Stockholders and their Permitted Transferees shall be entitled to the voting rights, and the Corporation shall be subject to the obligations, set forth in the Voting Agreement.

5C. Other Voting Rights. The holders of the Series A Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws, and, except as otherwise provided herein, the holders of the Series A Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Class A Common Stock entitled to one vote per share, each share of Class B Common Stock entitled to 20 votes per share and each Share entitled to one vote for each share of Common Stock issuable upon conversion of the Series A Preferred as of the record date for such vote or, if no record date is fixed for such vote, as of the date of such vote.

Section 6. Conversion.

6A. Optional Conversion Rights. At any time and from time to time, any holder of Series A Preferred may convert all or any portion of the Series A Preferred (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by the Liquidation Value and dividing the result by the Conversion Price then in effect. The aggregate amount of any accrued and unpaid dividends on any Shares which are held by any holder and converted pursuant to this Section 6 shall, at the Corporation’s option, be payable to such holder on the date of conversion in either cash or a number of shares of Common Stock equal to the amount of accrued and unpaid dividends divided by the then current Market Price of the Common Stock.

6B. Corporation’s Conversion Rights. The Corporation may require all of the holders of Series A Preferred to convert all, and not less than all, of the then outstanding Shares into Conversion Stock upon the closing of a Qualified Public Offering.

6C. Conversion Procedure.

(i) Each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares so converted (including, without limitation, the rights to receive any accrued but unpaid dividends thereon) shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(ii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Liquidation Value of such Share (plus all accrued but unpaid dividends thereon).

(iii) Notwithstanding any other provision hereof, if a conversion of Series A Preferred is to be made under paragraph 6A in connection with a Public Offering, a Fundamental Change or other transaction affecting the Corporation, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such Public Offering, Fundamental Change or other transaction, in which case such conversion shall not be deemed to be effective until consummation of such Public Offering, Fundamental Change or other transaction or immediately prior thereto (at the election of such holder).

(iv) As soon as possible after a conversion has been effected (but in any event within five Business Days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

(a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(b) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted; and

(c) if applicable, payment in cash (A) in an amount payable under paragraph 6A or 6B in an amount payable under subparagraph (vii) below with respect to such conversion.

(v) The issuance of certificates for shares of Conversion Stock upon conversion of Series A Preferred shall be made without charge to the holders of such Series A Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges, encumbrances and preemptive or similar rights with respect to the issuance thereof.

(vi) The Corporation shall not close its books against the transfer of Series A Preferred or of Conversion Stock issued or issuable upon conversion of Series A Preferred in any manner which interferes with the timely conversion of Series A Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

(vii) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph (vii), be deliverable upon conversion of a holder’s Shares, the Corporation, at its option, in lieu of delivering the fractional share therefor, may pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

(viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred, such number of shares of Conversion Stock which are issuable upon the conversion of all outstanding Series A Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation (other than laws or regulations governing a regulated person’s investment authority) or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred.

(ix) If the shares of Conversion Stock issuable by reason of conversion of Series A Preferred are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder’s option, upon surrender of the Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

6D. Conversion Price.

(i) The initial Conversion Price shall be $7.50. In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 6D.

(ii) If and whenever the Corporation issues or sells, or in accordance with paragraph 6E is deemed to have issued or sold, any shares of its Common Stock for a consideration per share (as calculated pursuant to paragraph 6E) less than the Conversion Price in effect immediately prior to the time of such issue or sale or deemed issue and sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to an amount equal to: (A) the sum of (1) the product derived by multiplying (x) the Conversion Price in effect immediately prior to such issue or sale by (y) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration (as calculated pursuant to paragraph 6E(v)), if any, received by the Corporation upon such issue or sale, divided by (B) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale or deemed issue or sale of Common Stock in an Excluded Issuance.

6E. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph 6D, the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible

Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. For the purposes of this subparagraph (i), the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. For the purposes of this subparagraph (ii), the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If (i) the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such changed purchase price, additional consideration or conversion rate, as the case may be, occurred at the time such Options or Convertible

Securities were initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Series A Preferred. For purposes of paragraph 6E, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series A Preferred are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Series A Preferred; and provided further that the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series A Preferred shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security causes such Option or Convertible Security to be deemed to have been issued after the date of issuance of the Series A Preferred.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the aggregate amount of cash received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of such consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity which is attributable to such Common Stock, Option or Convertible Security, as the case may

be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding Series A Preferred. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Series A Preferred. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling such holders (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

6F. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, reclassification, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split, reclassification or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

6G. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred then outstanding) to insure that each of the holders of Series A Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred then outstanding) to insure that the provisions of this Section 6 and Sections 7 and 8 shall thereafter be applicable to the Series A Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series A Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

6H. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share.

6I. Notices.

(i) Promptly upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall give written notice to all holders of Series A Preferred at least 20 days prior to the date on which the Corporation closes its books or fixes a record date (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change or Liquidation.

(iii) The Corporation shall also give written notice to the holders of Series A Preferred at least 20 days prior to the date on which any Organic Change shall take place.

6J. No Avoidance. If the Corporation shall enter into any transaction for the purpose of avoiding the application of the provisions of this Section 6, the benefits of such provisions shall nevertheless apply and be preserved.

Section 7. Purchase Rights.

If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series A Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Series A Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section 8. Events of Noncompliance.

8A. Definition of Event of Noncompliance. An Event of Noncompliance shall have occurred if:

(i) the Corporation fails to make any redemption or repurchase payment with respect to the Series A Preferred which it is required to make hereunder or any repurchase payment which it is required to make under Section 6 of the Purchase Agreement, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject; or

(ii) there occurs with respect to any Indebtedness of the Corporation or any Subsidiary having an outstanding principal amount of $10 million or more (a) an event of default that has caused the holder or holders thereof to declare such Indebtedness to be due and payable prior to its stated maturity and such Indebtedness has not been paid in full or such acceleration has not been rescinded or annulled within 10 days of such acceleration or (b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 10 days of such payment default.

8B. Consequences of Events of Noncompliance.

(i) If an Event of Noncompliance has occurred and is continuing, and the Series A Preferred then outstanding represents at least 20% of the Series A Preferred outstanding on the date of its initial issuance, the number of directors constituting the Board of Directors shall, at the request of the holders of two-thirds of the Shares then outstanding, be increased by one member, and the holders of Series A Preferred shall have the special right, voting separately as a single class (with each Share being entitled to one vote) and to the exclusion of all other classes of the Corporation’s stock, to elect an individual to fill such newly created directorship, to fill any vacancy of such directorship and to remove any individual elected to such directorship. The newly created directorship shall constitute a separate class of directors, and the director elected by the holders of the Series A Preferred shall be entitled to cast a number of votes on each matter considered by the Board of Directors (including for purposes of determining the existence of a quorum) equal to the sum of the number of votes entitled to be cast by all of the other directors plus one. The special right of the holders of Series A Preferred to elect a member of the Board of Directors hereunder may be exercised at the special meeting called pursuant to this subparagraph (i), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

(ii) At any time when the special right described in subparagraph (i) has vested in the holders of Series A Preferred, a proper officer of the Corporation shall, upon the written request of a holder of at least 10% of the Series A Preferred then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Series A Preferred for the purpose of electing a director pursuant to this subparagraph (ii). Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least 10% of the Series A Preferred then outstanding. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least 10% of the Series A Preferred then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation’s principal office, or at such other place designated by the holders of at least 10% of the Series A Preferred then outstanding. Any holder of Series A Preferred so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this subparagraph (ii).

(iii) At any meeting or at any adjournment thereof at which the holders of Series A Preferred have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Series A Preferred then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Series A Preferred exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

(iv) Any director so elected by the holders of Series A Preferred shall continue to serve as a director until the expiration of the lesser of (a) a period of six months following the date on which there is no longer any Event of Noncompliance in existence or (b) the remaining period of the full term for which such director has been elected. After the expiration of such six-month period or when the full term for which such director has been elected ceases (provided that the special right to elect directors has terminated in accordance with subparagraph (i) above), as the case may be, the number of directors constituting the Board of Directors shall decrease to such number as constituted the whole Board of Directors immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

(v) If any Event of Noncompliance exists, each holder of Series A Preferred shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

Section 9. Registration of Transfer.

The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.

Section 10. Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a Purchaser (as defined in the Purchase Agreement) or a partner thereof or a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 11. Definitions.

The capitalized terms defined below have the following meanings when used in this Article VI:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise and, if such Person is a partnership or limited liability company, any partner or member thereof.

“Beneficial ownership” and “beneficially own” have the meanings set forth in Rule 13d-3 under the Exchange Act as in effect on the date hereof.

“Blackstone Group Stockholders” has the meaning set forth in the Voting Agreement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York City are authorized or obligated by law to close.

“Change of Control” means any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any Existing Stockholder or Existing Stockholders, becoming (i) the beneficial owner of Voting Stock of the Corporation representing more than 50% of the total voting power of the Voting Stock of the Corporation on a fully diluted basis or (ii) the beneficial owner of Voting Stock of the Corporation entitling such person or group to elect a majority of the Board of Directors.

“Common Stock” means, collectively, the Corporation’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), the Corporation’s Class B Common Stock, par value $.01 per share (the “Class B Common Stock”), and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 6E(i) and 6E(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time, without duplication.

“Conversion Stock” means shares of the Corporation’s Class A Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series A Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” means shares of Common Stock issuable or deemed issuable (i) upon conversion of Shares; (ii) to officers, directors or employees of, or consultants to, or other permitted grantees of, the Corporation and its Subsidiaries pursuant to the Existing Plans, subject to the limits, if any, set forth in the Purchase Agreement on the number of shares of Common Stock that may be issued pursuant to the Existing Plans without the consent of the MDCP Group Stockholders and the Blackstone Group Stockholders; (iii) as a dividend or distribution on the Series A Preferred; and (iv) for which adjustment of the then applicable Conversion Price is made pursuant to paragraph 6F.

“Existing Plans” has the meaning set forth in the Purchase Agreement.

“Existing Stockholders” means Arunas A. Chesonis and his Affiliates, the MDCP Group Stockholders and their Affiliates, the Blackstone Group Stockholders and their Affiliates, and Arunas A. Chesonis’s spouse and any one or more of his lineal descendants and their spouses.

“Indebtedness” of the Corporation or any Subsidiary means, without duplication, (i) any outstanding indebtedness for borrowed money, including borrowed money incurred under revolving credit, term loan or working capital facilities or similar bank facilities made available from time to time to the Corporation and its Subsidiaries and (ii) any other outstanding indebtedness of the Corporation or any Subsidiary evidenced by any note, bond, debenture or other debt security.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Series A Preferred.

“Liquidation Value” of any Share as of any particular date shall be equal to $1,000.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on The Nasdaq National Market, Inc. as of 4:00 P.M., New York time, or, if on any day such security is not quoted on The Nasdaq National Market, Inc., the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which

“Market Price” is being determined and the 20 consecutive trading days prior to such day. If at any time such security is not listed on any securities exchange or quoted on The Nasdaq National Market, Inc. or the over-the-counter market, the “Market Price” shall be the fair value thereof determined by jointly by the Corporation and the holders of a majority of the Series A Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Series A Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

“MDCP Group Stockholders” has the meaning set forth in the Voting Agreement.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Permitted Transferees” has the meaning set forth in the Voting Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any bona fide underwritten sale of the Corporation’s Common Stock to the public pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or a successor form adopted by the Securities and Exchange Commission); provided that the following shall not be considered a Public Offering: (i) any issuance of Common Stock as consideration for a merger or acquisition, and (ii) any issuance of Common Stock or rights to acquire Common Stock to existing securityholders or to employees of the Corporation or its Subsidiaries on Form S-4 or Form S-8 (or any successor forms adopted by the Securities and Exchange Commission) or otherwise.

“Purchase Agreement” means the Equity Purchase Agreement, dated as of February 4, 2000, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

“Purchasers” has the meaning set forth in the Purchase Agreement.

“Qualified Public Offering” means a Public Offering where both (i) the gross proceeds received by the Corporation in exchange for its issuance of shares of Common Stock in such Public Offering equal or exceed $50.0 million, and (ii) the price per share of Common Stock paid to the Corporation in such Public Offering equals or exceeds the product of (x) 1.5 times (y) the Conversion Price in effect for the Series A Preferred immediately prior to the consummation of such Public Offering.

“Redemption Date” as to any Share means the date specified in the notice of any redemption at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all declared but unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of the Voting Stock of such corporation is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity. For purposes of this Article IV, if the context does not otherwise indicate in respect of which Person the “Subsidiary” is used, the term “Subsidiary” shall refer to any Subsidiary of the Corporation.

“Voting Agreement” means the Voting Agreement, dated as of February 4, 2000, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

“Voting Stock” means with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person. Without limiting the foregoing, Voting Stock of the Corporation includes the Class A Common Stock and the Class B Common Stock.

Section 12. Amendment and Waiver.

In addition to any other vote required by law, the affirmative vote or consent of the holders of two-thirds of the Series A Preferred outstanding at the time such action is taken shall be required to amend, modify or waive any provision of this Article VI; provided that if any such amendment, modification or waiver would adversely affect any holder of the Series A Preferred relative to the holders of the Series A Preferred voting in favor of such amendment, modification, or waiver, such amendment, modification or waiver shall also require the written consent of the holders of a majority of the outstanding Series A Preferred held by all holders so adversely affected; and provided further that if any such amendment, modification or waiver is to a provision in this Certificate of Incorporation that requires a specific vote to take an action thereunder or to take an action with respect to the matters described therein, such amendment, modification or waiver shall not be effective unless such vote or written consent of the holders in lieu of such vote is obtained with respect to such amendment, modification or waiver; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series A Preferred then outstanding.

Section 13. Notices.

Except as otherwise expressly provided hereunder, notices, demands or other communications to be given or delivered herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, or (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such stockholder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing to the Corporation by any such holder).

ARTICLE VII.

BYLAWS

The Board of Directors is expressly authorized and empowered to adopt, amend, modify and repeal the Bylaws of the Corporation (the “Bylaws”), subject to the right of the stockholders to adopt, alter, amend or repeal Bylaws made by the Board of Directors; provided, however, that Bylaws shall not be adopted, altered, amended or repealed by the stockholders except with the affirmative vote of the holders of a majority of the issued and outstanding shares of Class B Common.

ARTICLE VIII.

BOARD OF DIRECTORS

Section 1. Number of Directors.

The business of the Corporation shall be managed by a Board of Directors, and, subject to the requirement that the number of directors constituting the Board of Directors may not be less than three, the number of directors constituting the Board of Directors shall be fixed by or in accordance with the Bylaws and such number may from time to time be increased or decreased (but not below three) in such manner as is provided by the Bylaws. Directors of the Corporation need not be elected by ballot unless required by the Bylaws.

Section 2. Director Classes.

In addition to any directors elected solely by the holders of any series of Preferred Stock, including the holders of the Series A Preferred pursuant to Article VI, the Board of Directors shall consist of (i) ”Class B Directors” and (ii) “Class A Directors.” There shall be three Class B Directors at all times during which shares of Class B Common are issued and outstanding. The Class B Directors shall be elected solely by majority vote of the holders of the Class B Common voting as a separate class from all other shares of capital stock of the Corporation. Class A Directors shall be all directors of the Corporation who are not Class B Directors and who are not elected solely by the holders of any series of Preferred Stock, including the holders of the Series A Preferred pursuant to Article VI. Class A Directors shall be elected by holders of all shares of capital stock of the Corporation entitled to vote in the election of directors (including, but not limited to, the Class A Common, the Class B Common and the Series A Preferred). Class B Directors may be removed at any time, and the vacancies thereby created filled, only by a majority vote of the holders of the Class B Common voting as a separate class from all other shares of capital stock of the Corporation. If at any time after the date hereof no shares of Class B Common are issued and outstanding, this Section 2 shall be void and of no further force or effect.

ARTICLE IX.

INDEMNIFICATION

Section 1. Rights to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation, or as a director or officer of the Corporation he or she is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer of the Corporation, or service as a director, officer, employee or agent or in any other capacity of another entity while serving as such director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 2 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section 1 shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the General Corporation Law of Delaware requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 or otherwise.

Section 2. Right of Indemnitee to Bring Suit.

If a claim under Section 1 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the

Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of Delaware. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of Delaware. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met such applicable standard of conduct or, in the case of such a suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

Section 3. Non-Exclusivity of Rights.

The rights of indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

Section 4. Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

Section 5. Indemnification of Employees and Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IX with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE X.

DIRECTOR LIABILITY

A member of the Board of Directors shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, relating to the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI.

AMENDMENTS

Subject to paragraph 5G of Article V and Section 12 of Article VI, the Corporation reserves the right to amend, modify or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute or by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which amends, restates and integrates the Restated Certificate of Incorporation of the Corporation as heretofore amended, supplemented or restated, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of Delaware, has been executed by its Vice President this February 4, 2000.

PAETEC CORP.

By:	/s/ Timothy J. Bancroft
	Name:	Timothy J. Bancroft
	Title:	Vice President